Exhibit 16.1

                                BDO Seidman, LLP
                  Certified Public Accountants and Consultants



Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.  20549

We have been furnished with a copy of the response to item 4.01(a) of Form 8-K for the event that occurred on June 28, 2006, to be filed by our former client, Arpeggio Acquisition Corporation (currently Hill International, Inc.). We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,



BDO SEIDMAN, LLP
June 28, 2006